Exhibit 8.2

[Fried, Frank, Harris, Shriver & Jacobson LLP letterhead]

May 1, 2013

Virgin Media Inc.

65 Bleecker Street, 6th Floor

New York, New York 10012

Ladies and Gentlemen:

We have acted as counsel to Virgin Media Inc., a Delaware corporation (the “Company”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”) among Liberty Global, Inc., a Delaware corporation (“Parent”), Liberty Global Corporation Limited (formerly Lynx Europe Limited), a private limited company incorporated under English law and wholly-owned subsidiary of Parent, Lynx US MergerCo 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, Lynx US MergerCo 2 LLC, a Delaware limited liability company and wholly-owned subsidiary of Lynx US MergerCo 1 LLC, Viper US MergerCo 1 LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Liberty Global Corporation Limited, Viper US MergerCo 2 LLC, a Delaware limited liability company and wholly-owned subsidiary of Viper US MergerCo 1 LLC, and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Liberty Global Corporation Limited with the Securities and Exchange Commission (File No. 333-187100) (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement and prospectus forming a part thereof, we are rendering our opinion concerning certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the following: (i) the Merger Agreement; (ii) the Registration Statement, including the joint proxy statement and prospectus forming a part thereof; (iii) the factual statements and representations made by the Company, Parent and Parent’s subsidiaries in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (ii) the Viper Mergers will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (iii) all facts, information, statements and representations made by or on behalf of the Company, Parent and their subsidiaries in the Tax Representation Letters are and, at all times up to and including the Second Viper Effective Time, will continue to be true, complete and correct; (iv) all facts, information, statements and representations made by or on behalf of the Company, Parent and Parent’s subsidiaries in the Merger Agreement, the Registration Statement and the Tax Representation Letters that are qualified by the knowledge and/or belief of any person are and, at all times up to and including the Second Viper Effective Time, will continue to be true, complete and correct as though not so qualified; (v) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Second Viper Effective Time, there will be no plan, intention, understanding or agreement; and (vi) the Company, Parent and Parent’s subsidiaries will treat the Viper Mergers for U.S. federal income tax purposes in a manner consistent with the opinions set forth below. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that facts, information, statements and representations contained in the documents we have reviewed can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Viper Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion as set forth herein.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we are of the opinion that (i) the Viper Mergers, taken together, more likely than not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes; and (ii) if the Viper Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then the material U.S. federal income tax consequences to U.S. holders of Company Common Stock will be as described in the Registration Statement under the caption “The Mergers—Material Tax Considerations for the Mergers—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for the VMI mergers—U.S. Holders of Virgin Media Common Stock—Tax Consequences if the VMI Mergers, Taken Together, Qualify as a “Reorganization,” subject to the qualifications, limitations, representations and assumptions set forth therein.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Viper Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP